Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Elizabeth Scott (investors) (646) 536-7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Fourth Quarter and Year-End 2007 Financial Results

Highlights:

•	NDA filing for dermal patch NGX-4010 in PHN expected in 2008

•	IND filing for liquid formulation NGX-1998 expected in first half of 2008

•	NGX-4010 MAA under EMEA review for neuropathic pain

•	Closed $25 million private placement

San Mateo, Calif., (March 26, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported financial results for the fourth quarter and full year ended December 31, 2007.

Anthony DiTonno, President and Chief Executive Officer, commented, “2007 was a positive year for NeurogesX in terms of moving our product candidates forward and achieving numerous key milestones. In September, we announced positive results from our second Phase 3 trial of our dermal patch drug candidate, NGX-4010, in postherpetic neuralgia (PHN). We expect to file a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) later this year in PHN. Additionally, we are continuing with the marketing authorization application (MAA) under the centralized procedure in the European Union, where our application was accepted by the European Medicines Agency (EMEA) in September 2007. We are evaluating our development program in painful diabetic neuropathy (PDN) and our clinical and regulatory strategies with regard to the painful HIV-distal sensory polyneuropathy (HIV-DSP) indication, in light of our recent Phase 3 trial in HIV-DSP that did not meet its primary endpoint. We remain on track to file an investigational new drug application (IND) for our liquid formulation product candidate, NGX-1998, in the first half of 2008.”

Regulatory and Commercialization Plans for NGX-4010

NeurogesX submitted an MAA for NGX-4010, which was accepted by the EMEA under the centralized filing procedure in September 2007. The Company’s MAA seeks approval in the European Union for a broad indication of peripheral neuropathic pain, which includes PHN, HIV-DSP and PDN, among others. The submission was based upon existing clinical trial data, which as of the date of the filing included the Company’s first two successful Phase 3 studies, one each in PHN and HIV-DSP. NeurogesX is evaluating strategies regarding its MAA that may include adding to the dossier the Company’s second successful Phase 3 study in PHN (C117) and its second Phase 3 study in HIV-DSP (C119), in which the primary endpoint was not met, to potentially support broad label approval, or approval of a subset of indications in neuropathic pain.

NeurogesX expects to submit an NDA for NGX-4010 with the FDA in the second half of 2008 for PHN. The Company is currently evaluating its clinical and regulatory strategies with regard to the HIV-DSP indication, including the potential for conducting additional studies to support an approval in this indication.

NeurogesX retains exclusive worldwide commercialization rights for NGX-4010 and intends to establish a focused specialty sales force in the United States to address its target market of pain centers and physicians. NeurogesX intends to enter into commercial partnerships for marketing and distribution outside the United States.

Fourth Quarter and Year End 2007 Financial Results

For the three months ended December 31, 2007, total operating expenses were approximately $8.1 million, including $0.3 million of non-cash stock-based compensation expense, compared to total operating expenses of approximately $9.3 million, including $2.0 million of non-cash stock-based compensation expense, for the same period in 2006. After adjusting for non-cash stock-based compensation charges, operating expenses were $7.8 million for the three months ended December 31, 2007, compared to $7.3 million for the same period in 2006. Net loss per share attributable to common stockholders, which included the non-cash charges for accretion of preferred stock to redemption value, was $0.58 per share and $41.85 per share for the three months ended December 31, 2007 and 2006, respectively, based on weighted average shares of 13,570,572 and 384,565, respectively. The weighted average shares used in computing loss per share attributable to common stockholders excluded anti-dilutive securities such as stock options and warrants, and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of NeurogesX’ initial public offering.

For the twelve months ended December 31, 2007, total operating expenses were approximately $32.8 million, compared to $27.0 million for the same period in 2006. Net loss per share attributable to common stockholders, which included the non-cash charges for accretion of preferred stock to redemption value, was $4.06 per share and $116.20 per share for the twelve months ended December 31, 2007 and 2006, respectively, based on weighted average shares of 9,017,627 and 356,600, respectively. Cash, cash equivalents and short-term investments were $52.9 million as of December 31, 2007.

Conference Call Details

The Company will hold a conference call today at 5:00 p.m. ET (2:00 p.m. PT). To participate in the conference call, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning March 26, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on April 5, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 275941.

A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.neurogesx.com. A web cast replay can be accessed on the corporate web site beginning March 26, 2008 at approximately 6:00 p.m. ET. The replay will remain available until April 26, 2008.

About NGX-4010

NGX-4010 is a dermal patch containing capsaicin, a selective TRPV1 agonist, designed to manage peripheral neuropathic pain. NeurogesX has previously completed three Phase 3 studies in PHN, of which two met their primary endpoint. In the successful Phase 3 PHN studies, a single, 60-minute treatment with NGX-4010 applied directly to the site of pain reduced pain for up to 12 weeks. In addition to being studied in PHN, NGX-4010 was also studied in two Phase 3 clinical trials painful HIV-DSP, one of which met its primary endpoint.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including PHN, HIV-DSP and PDN. NeurogesX’ late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions that NeurogesX believes offers significant advantages over other pain therapies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding regulatory submissions, including the expected timing of such submissions, and the potential scope of indications included in NeurogesX’ expected NDA filing with the FDA or covered by the potential MAA approval; and the expected benefits of NeurogesX’ potential products, including its lead product candidate NGX-4010. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may fail to demonstrate adequate therapeutic efficacy or may have unexpected adverse side effects; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; prior Phase 3 studies that have not met their endpoints may impact timing of, or prevent, regulatory approval; physician or patient reluctance to use NGX-4010, or the inability of physicians to obtain sufficient reimbursement for such procedures may limit product utilization if approved; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development (1)	$5,654	$6,601	$25,321	$20,919
General and administrative (2)	2,412	2,651	7,455	6,110

Total operating expenses	8,066	9,252	32,776	27,029
Loss from operations	(8,066)	(9,252)	(32,776)	(27,029)
Interest income	443	220	1,673	719
Interest expense	(272)	(345)	(1,219)	(563)
Other income (expense), net	6	(3,464)	366	(3,272)

Net loss	(7,889)	(12,841)	(31,956)	(30,145)
Accretion of redeemable convertible preferred stock	—	(3,254)	(4,626)	(11,293)

Loss attributable to common stockholders	$(7,889)	$(16,095)	$(36,582)	$(41,438)

Net loss per common share—basic and diluted:
Loss per share attributable to common stockholders	$(0.58)	$(41.85)	$(4.06)	$(116.20)

Shares used to compute basic and diluted loss per share attributable to common stockholders	13,570,572	384,565	9,017,627	356,600

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$158	$302	$893	$644
(2) General and administrative	184	1,669	869	3,199

	$342	$1,971	$1,762	$3,843

NEUROGESX, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$31,478	$11,908
Short term investments	21,373	1,994
Prepaid expenses and other current assets	585	659

Total current assets	53,436	14,561
Property and equipment, net	453	159
Restricted cash	240	—
Other assets	56	98

Total assets	$54,185	$14,818

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,712	$1,675
Accrued compensation	680	199
Accrued research and development	1,198	1,133
Other accrued expenses	1,848	990
Preferred stock warrant liability	—	7,549
Notes payable—current portion	3,859	2,437

Total current liabilities	9,297	13,983
Non-current liabilities:
Notes payable—non-current portion	3,024	6,737
Deferred rent	156	—
Accrued research and development—non-current	347	—

Total non-current liabilities	3,527	6,737
Redeemable convertible preferred stock, $0.001 par value; 10,000,000 and 292,467,200 shares authorized at December 31, 2007 and 2006, respectively; 0 and 117,386,300 shares issued and outstanding at December 31, 2007 and 2006, respectively; aggregate liquidation value of $0 and $86,540 at December 31, 2007 and 2006, respectively	—	116,164
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 and 21,966,666 shares authorized at December 31, 2007 and 2006, respectively; 17,096,806 and 386,309 shares issued and outstanding at December 31, 2007, and 2006, respectively	17	1
Additional paid-in capital	205,417	5,505
Deferred stock-based compensation	(15)	(45)
Accumulated other comprehensive income	51	—
Deficit accumulated during the development stage	(164,109)	(127,527)

Total stockholders’ equity (deficit)	41,361	(122,066)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$54,185	$14,818